SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) May 8, 2003





                              PUBLIC STORAGE, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)



          California                    1-8389                  95-3551121
          ----------                    ------                  ----------
 (State or Other Jurisdiction  (Commission File Number)      I.R.S. Employer
      of Incorporation)                                   Identification Number)



               701 Western Avenue, Glendale, California 91201-2397
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (818) 244-8080
                                                           --------------



                                       N/A
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits

         c.  Exhibits

              99.1   Press Release dated May 8, 2003

Item 9.  Regulation FD Disclosure

         On May 8, 2003, the Company issued a press release announcing its results for the quarter ended March 31, 2003. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K. The information contained in this report on Form 8-K is being furnished pursuant to Item 12 under Item 9 of Form 8-K as directed by the U.S. Securities and Exchange Commission in Release No. 34-47583. The information included pursuant to this Item 9 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 PUBLIC STORAGE, INC.

Dated: May 8, 2003

                                                 By: /s/ Harvey Lenkin
                                                     -----------------
                                                     Harvey Lenkin
                                                     President

                                                                    Exhibit 99.1

News Release
Public Storage, Inc.
701 Western Avenue
P.O. Box  25050
Glendale,  CA  91221-5050
www.publicstorage.com
--------------------------------------------------------------------------------

                                             For Release:      Immediately
                                             Date:             May 8, 2003
                                             Contact:          Mr. Harvey Lenkin
                                                               (818) 244-8080

Glendale, California - Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX:PSA), announced today operating results for the first quarter ended March 31, 2003.

Operating Results for the Quarter Ended March 31, 2003:
-------------------------------------------------------

Net income for the three months ended March 31, 2003 was $76,639,000 compared to $87,455,000 for the same period in 2002, representing a decrease of $10,816,000 or 12.4%. This decrease in net income is primarily a result of a reduction in our Same Store operating results (as discussed below), increased depreciation expense resulting primarily from new property additions, and a decrease in equity in earnings of real estate entities. The decrease in equity in earnings of real estate entities is primarily due to the reduction in earnings of PS Business Parks, Inc., an unconsolidated affiliate in which we own approximately a 45% interest at March 31, 2003. PS Business Parks, Inc.'s earnings for the quarter ended March 31, 2003 were negatively impacted due to asset impairment charges relating to the impending sale of real estate offset partially by a gain on sale of real estate assets. Our net pro rata share of such items in the quarter ended March 31, 2003 totaled approximately $2,130,000. In addition, during the prior year's quarter ended March 31, 2002, PS Business Parks, Inc. recognized a gain on the sale of real estate of which our pro rata share was approximately $2,241,000. As a result of these items, our equity in earnings for the first quarter of 2003 was negatively impacted a total of $4,371,000 as compared to the first quarter of 2002.

Net income allocable to our regular common shareholders was $34,242,000 or $0.27 per common share on a diluted basis (based on 125,232,000 weighted average diluted common equivalent shares) for the three months ended March 31, 2003 compared to $46,240,000 or $0.37 per common share on a diluted basis (based on 124,065,000 weighted average diluted common equivalent shares) for the same period in 2002, representing a decrease of 25.9% in the aggregate or 27.0% on a per share basis.

Weighted average diluted shares increased from 124,065,000 for the three months ended March 31, 2002 to 125,232,000 for the three months ended March 31, 2003. This increase was due primarily to the net issuance of 1,091,608 shares during 2002 in connection with the acquisition of the remaining partnership interests in two entities in which the Company held a partial equity interest, as well as the issuance of an aggregate of 1,091,767 shares during 2002 and 2003 in connection with the exercise of employee stock options. This increase was offset partially by the impact of a 965,000 share reduction in the dilutive impact of stock options outstanding due to the exercise of employee stock options as well as an overall decrease in our average stock price, which impacts the weighted average calculation using the treasury stock method.

During the three months ended March 31, 2003 and 2002, we allocated $37,022,000 and $35,840,000 of our net income (based on distributions paid), respectively, to our preferred shareholders, representing an increase of 3.3%. This increase is due to the issuance of additional preferred securities throughout 2002, offset partially by the redemption of several series of our higher coupon preferred stock in 2002. In addition, during each of the three months ended March 31, 2003 and 2002, we allocated $5,375,000 of our net income to our Equity Stock, Series A shareholders.

Funds from Operations:
----------------------

Funds from operations per common share for the first quarter of 2003 was $0.68 per common equivalent share compared to $0.73 per common equivalent share for the same period in 2002, representing a decrease of 6.8%. The reduction in funds from operations per common share was primarily due to a reduction in our Same Store operating results.

Funds from operations is a term defined by the National Association of Real Estate Investment Trusts by which real estate investment trusts ("REITs") may be compared. Funds from operations is a supplemental disclosure and it is generally defined as net income before depreciation and extraordinary items and, in the case of the Company, does not include gains or losses on the disposition of real estate assets. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations:
--------------------

The Company derives substantially all of its revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of the Company's overall self-storage portfolio, management analyzes the operating performance of a consistent group of self-storage facilities.

These facilities consist of 1,258 self-storage facilities, representing approximately 89% of the 1,406 self-storage facilities in which the Company has an ownership interest (the 1,258 self-storage facilities herein referred to as the "Same Store" facilities). The Same Store facilities have been operated on a stabilized basis under the "Public Storage" name since January 1, 2000 and include 1,226 facilities which are consolidated by the Company and 32 facilities owned by unconsolidated entities in which the Company has an investment.

The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:

Selected Operating Data for the Same Store Facilities (1,258
-------------------------------------------------------------
Facilities):
------------                                                               For the three months ended March 31,
                                                                           ------------------------------------
                                                                                                     Percentage
                                                                              2003         2002        Change
                                                                           ----------   ----------   ----------
                                                                               (Dollar amounts in thousands,
                                                                               except weighted average data)
Rental income:
   Base rental income...............................................       $ 180,772    $ 176,112       2.6%
   Promotional discounts............................................         (11,069)      (1,117)    891.0%
                                                                           ----------   ----------   ----------
   Adjusted base rental income .....................................         169,703      174,995      (3.0)%
   Late charges and administrative fees collected...................           6,940        5,560      24.8%
                                                                           ----------   ----------   ----------
   Total rental income (a)..........................................         176,643      180,555      (2.2)%

Cost of operations:
     Property taxes.................................................          17,759       16,999       4.5%
     Direct property payroll........................................          15,033       13,443      11.8%
     Cost of managing facilities....................................           5,454        5,483      (0.5)%
     Utilities......................................................           4,160        4,141       0.5%
     Repairs and maintenance........................................           4,022        3,468      16.0%
     Advertising and promotion......................................           3,864        2,827      36.7%
     Telephone reservation center...................................           2,398        2,261       6.1%
     Property insurance.............................................           1,510        1,419       6.4%
     Other..........................................................           4,512        4,118       9.6%
                                                                           ----------   ----------   ----------
   Total cost of operations (a).....................................          58,712       54,159       8.4%

Net operating income prior to depreciation..........................       $ 117,931    $ 126,396      (6.7)%
                                                                           ==========   ==========   ==========

Gross margin........................................................          66.8%        70.0%       (4.6)%

Weighted average for the period:
   Square foot occupancy (b)........................................          84.9%        83.6%        1.6%
   Realized annual rent per occupied square foot (c)................       $  10.96     $  11.48       (4.5)%
   REVPAR (d).......................................................       $   9.30     $   9.59       (3.0)%

 Weighted average at March 31:
   Square foot occupancy............................................          85.4%        83.5%        2.3%
   In place annual rent per occupied square foot (e)................       $   11.96    $   11.73       2.0%
   Posted annual rent per square foot (f)...........................       $   12.12    $   11.44       5.9%

Total net rentable square feet (in thousands).......................          72,961       72,961       0.0%

(a) See attached reconciliation of these amounts to the Company's consolidated self-storage revenues and operating expenses.

(b) Square foot occupancies represent weighted average occupancy levels over the entire period.

(c) Realized annual rent per occupied square foot is computed by dividing annualized adjusted base rental income by the weighted average occupied square footage for the period. Realized rents per square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs which reduce rental income from the contractual amounts due.

(d) Annualized revenue per available square foot ("REVPAR") represents annualized adjusted base rental income divided by total available net rentable square feet.

(e) In place annual rent per occupied square foot represents contractual rents per occupied square foot without reductions for promotional discounts.

(f) Posted annual rent per square foot represents the rents charged to new tenants without reductions for any promotional discounts.


During the first quarter of 2003, net operating income for the Same Store facilities decreased 6.7% as compared to the same period in 2002, due to the following:

     o REVPAR decreased 3.0% from $9.59 per square foot in the first quarter of 2002 to $9.30 for the first quarter of 2003. This was attributable to a 4.5% decrease in realized annual rents per occupied square foot from $11.48 in the first quarter of 2002 to $10.96 for the first quarter of 2003. This decrease is attributable primarily to a significant increase in promotional discounts given to incoming tenants from $1,117,000 for the first quarter of 2002 to $11,069,000 for the first quarter of 2003. The reduction in realized rents was offset partially by a 1.6% increase in weighted average occupancy levels, from 83.6% in the first quarter of 2002 to 84.9% for the first quarter of 2003.

     o Total operating expenses increased 8.4%. The 8.4% increase in cost of operations is primarily due to increases in payroll, advertising and promotion, property tax and repairs and maintenance costs. Direct property payroll increased 11.8% due primarily to increased incentives to property operating personnel. Advertising and promotion increased 36.7% primarily due to increased television advertising expense, which totaled $1,699,000 in the first quarter of 2003 as compared to $544,000 during the same period in 2002. Repairs and maintenance increased 16.0% primarily due to increased snow removal expenses totaling $513,000.

Outlook:
--------

We expect to continue promotional discounting and television advertising during the remainder of 2003, though the level of such activities cannot be estimated at this time. The up front costs of these marketing activities, and the increases in discounts, are expected to continue to adversely impact our net operating income during 2003. The following table summarizes additional selected financial data with respect to our Same Store facilities:

                                                           For the three months ended
                                            ------------------------------------------------------
                                             March 31       June 30       Sept. 30      Dec. 31    Full Year
                                            ----------    ----------     ----------    ----------  ----------
Promotional Discounts (in 000's):
   2002...............................          $1,117       $5,887        $5,157       $7,993      $20,154
   2003...............................          11,069

Television advertising expense (in 000's):
   2002...............................         $   544       $1,526        $2,152       $4,260     $  8,482
   2003...............................           1,699
REVPAR:
   2002...............................           $9.59        $9.48         $9.76        $9.34        $9.54
   2003...............................           $9.30

Weighted average realized annual rent per
  occupied square foot for the period:
   2002...............................          $11.48       $10.97        $11.36       $10.98       $11.20
   2003...............................          $10.96

Weighted average occupancy levels for the period:
   2002...............................           83.6%        86.4%         85.9%        85.1%        85.2%
   2003...............................           84.9%

Weighted average occupancy at April 30,
   2002...............................                        85.5%
   2003...............................                        86.7%

As indicated in the above table, the weighted average occupancy level for our Same Store facilities was 86.7% at April 30, 2003 as compared to 85.5% at April 30, 2002, representing an increase of 1.4%. This increase, however, has come at a significant cost; as promotional discounts and television advertising cost are expected to be higher in the second quarter of 2003 as compared to the second quarter of 2002.

Property Development and Acquisitions:
--------------------------------------

During the first quarter of 2003, we opened 5 newly developed self-storage facilities (347,000 net rentable square feet), at a total cost of approximately $33.7 million.

At March 31, 2003, there are 40 projects that are in construction or are expected to begin construction generally by September 30, 2003, which includes new developments and expansions to existing self-storage facilities. These 40 projects, which will be fully funded by the Company, have total estimated costs of approximately $169.2 million, of which $75.8 million had been spent through March 31, 2003, with opening dates estimated through the next 12 - 24 months. The development of these facilities is subject to significant contingencies.

In addition, the Company has nine parcels of land with a total book value of $17.8 million that the Company is holding for development or sale.

No facilities were acquired during the first quarter of 2003.

Anticipated Property Dispositions:
----------------------------------

In the first quarter of 2003, management adopted a plan to exit the Knoxville, Tennessee market, a market that the Company does not deem to be strategic. The Company owns four self-storage facilities in this market, and has placed these facilities, with a book value of $6.1 million, for sale. In addition, the Company has listed for sale an industrial facility (book value of $9.3 million) that was previously used by our containerized storage business. In the case of each property, market value exceeds book value.

The disposition of these facilities is subject to significant contingencies, however, we expect that any sales would be consummated within the next year. The operating results of these facilities for previous and current periods are reflected in the line item "Discontinued Operations" on the Company's income statement.

Containerized Storage Business:
-------------------------------

As previously announced, management adopted a business plan in 2002 that included the closure of 22 non-strategic containerized storage facilities (the "Closed Facilities"). As of March 31, 2003, seven of the Closed Facilities remained open, however, they are in the process of closing which may take up to several months to complete. These facilities generated operating losses totaling $97,000 in the first quarter of 2003. We expect that these facilities will continue to generate operating losses during 2003 until final closure.

As previously announced, during the first quarter of 2003, we started to reposition the containerized storage product vis-a-vis our self-storage product. In part of this repositioning, we significantly increased rental rates per customer and delivery rates. The ultimate impact of these actions on our containerized storage occupancies, revenues, and net operating income is uncertain at this time.

No additional facilities were closed in the first quarter of 2003; however, management continues to evaluate the optimum level of containerized facility operations in each market in which it operates.

Redemption of Preferred Equity:
-------------------------------

On March 31, 2003, we redeemed all 2,300,000 shares ($57.5 million) of our 9.2% Cumulative Preferred Stock, Series B (NYSE:PSAPrB) at a redemption price of $25.00 per share, plus a sum equal to all accrued and unpaid dividends from January 1, 2003 through the redemption date.

Acquisition of Partnership Interests in PS Partners IV, Ltd.:
-------------------------------------------------------------

On April 28, 2003 the Company acquired through a merger all of the remaining limited partnership interest not currently owned by the Company in PS Partners IV, Ltd., a partnership which is consolidated with the Company. The acquisition cost consisted of approximately 427,000 shares of Public Storage common stock and approximately $10 million in cash.

Distributions Declared:
-----------------------

As previously announced, on May 8, 2003, the Board of Directors declared a quarterly distribution of $0.45 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All of the distributions are payable on June 30, 2003 to shareholders of record as of June 16, 2003.

First Quarter Conference Call:
------------------------------

As previously announced, a conference call is scheduled for Friday, May 9, 2003, at 9:00 a.m. (PDT) to discuss these results. The toll free number is (877) 516-1540, the conference ID is 9576129. An instant replay of the conference call will be available through May 16, 2003 at (800) 642-1687 or (706) 645-9291, the
conference ID is 9576129.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At March 31, 2003 the Company had interests in 1,406 storage facilities.

When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21F of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward looking statements. Such factors are described in Item 1A to the Company's Annual Report on Form 10-K for the year ended December 31, 2002, "Risk Factors," and include changes in general economic conditions and in the markets in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company's facilities; difficulties in the Company's ability to evaluate, finance and integrate acquired and developed properties into the Company's existing operations and to fill up those properties, which could adversely affect the Company's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company's expense and reduce the Company's cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce the Company's profitability; difficulties in raising capital at reasonable rates, which would impede the Company's ability to grow; delays in the development process, which could adversely affect the Company's profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company's Form 10-Q for the quarter ended March 31, 2003, which will be certified by the Company's CEO, President, and Chief Financial Officer, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.

Additional financial data attached.

                              PUBLIC STORAGE, INC.

                             SELECTED FINANCIAL DATA

                                   (Unaudited)

                                                          For the Three Months Ended
                                                                  March 31,
                                                     ------------------------------------
                                                           2003                2002
                                                     ----------------    ----------------
                                                    (in thousands, except per share data)
Revenues:
   Rental income:
       Self-storage facilities (a).............        $    189,571        $    188,525
       Commercial properties (a)...............               2,846               2,956
       Containerized storage facilities (a)....               9,481               8,198
   Tenant reinsurance premiums.................               5,215               4,575
   Interest and other income...................               1,699               1,708
                                                     ----------------    ----------------
                                                            208,812             205,962
                                                     ----------------    ----------------

Expenses:
  Cost of operations:
       Self-storage facilities (a).............              65,315              58,439
       Commercial properties (a)...............               1,193               1,092
       Containerized storage facilities (a)....               6,377               5,957
       Tenant reinsurance......................               2,699               2,293
   Depreciation and amortization...............              45,920              43,399
   General and administrative..................               4,250               4,000
   Interest expense............................                 453               1,102
                                                     ----------------    ----------------
                                                            126,207             116,282
                                                     ----------------    ----------------

Income before equity in earnings, minority
    interest in income, discontinued operations,
    and gain on disposition of real estate.....              82,605              89,680
                                                     ----------------    ----------------

Equity in earnings of real estate entities (b).               4,687               9,256
Minority interest in income:
   Preferred partnership interests.............              (6,726)             (6,726)
   Other partnership interests.................              (3,942)             (4,616)
                                                     ----------------    ----------------

Income before discontinued operations and gain on
   disposition of real estate..................              76,624              87,594
 Discontinued operations - containerized storage                (97)               (310)
 (a)
 Discontinued operations - commercial and
   self-storage property operations (a)........                  98                 171
Gain on disposition of real estate.............                  14                   -
                                                     ----------------    ----------------

Net income.....................................        $     76,639        $     87,455
                                                     ================    ================

Net income allocation:
  Allocable to preferred shareholders..........        $     37,022        $     35,840
  Allocable to equity shareholders, Series A...               5,375               5,375
  Allocable to common shareholders.............              34,242              46,240
                                                     ----------------    ----------------
                                                       $     76,639        $     87,455
                                                     ================    ================
Per common share:
  Net income per share - Basic.................              $0.28               $0.38
                                                     ================    ================
  Net income per share - Diluted...............              $0.27               $0.37
                                                     ================    ================

  Weighted average common shares - Basic (c)...             124,078             121,946
                                                     ================    ================
  Weighted average common shares - Diluted.....             125,232             124,065
                                                     ================    ================

(a) The historical operations of a commercial facility that the Company disposed of in the fourth quarter of 2002, four self-storage facilities that the Company entered into a plan to sell in the first quarter of 2003, and 22 containerized storage facilities that the Company has closed or is in the process of closing are classified as Discontinued Operations.

(b) The decrease in equity in earnings of real estate entities is due primarily to an asset impairment loss recorded by PS Business Parks, Inc. with respect to the impending disposition of real estate assets in the first quarter of 2003 offset partially by a gain on sale of real estate assets. Our net pro rata share of these items is $2,130,000. In addition, PS Business Parks, Inc. recognized a gain on the disposition of real estate in the first quarter of 2002, of which our pro rata share is $2,241,000.

(c) The increase in weighted average common shares - basic was due primarily to the net issuance of 1,091,608 shares during 2002 in connection with the acquisition of the remaining partnership interests in two entities in which the Company held a partial equity interest, as well as the issuance of an aggregate of 1,091,767 shares during 2002 and 2003 in connection with the exercise of employee stock options.

                              PUBLIC STORAGE, INC.

                             SELECTED FINANCIAL DATA

                                                                                          March 31,          December 31,
                                                                                            2003                 2002
                                                                                       ----------------     ----------------
                                                                                         (Unaudited)
                                                                                             (in thousands, except share
                                       ASSETS                                                    and per share data)
                                       ------

Cash and cash equivalents....................................................           $      55,017        $     103,124

Operating real estate facilities:
   Land and buildings, at cost...............................................               4,997,931            4,988,526
   Accumulated depreciation..................................................              (1,024,002)            (987,546)
                                                                                       ----------------     ----------------
                                                                                            3,973,929            4,000,980
 Construction in process.....................................................                  75,781               87,516
Land and buildings held for sale, net of accumulated depreciation............                  15,421                    -
Land held for development or sale............................................                  17,807               17,807
                                                                                       ----------------     ----------------
                                                                                            4,082,938            4,106,303
Investment in real estate entities...........................................                 331,557              329,679
Goodwill.....................................................................                  78,204               78,204
Intangible assets, net.......................................................                 116,242              117,893
Mortgage notes receivable from affiliates....................................                  24,281               24,324
Other assets.................................................................                  76,955               84,135
                                                                                       ----------------     ----------------
         Total assets........................................................           $   4,765,194        $   4,843,662
                                                                                       ================     ================

                       LIABILITIES AND SHAREHOLDERS' EQUITY
                       ------------------------------------

Notes payable................................................................           $      89,111        $     115,867
Borrowings on line of credit.................................................                  25,000                    -
Accrued and other liabilities................................................                 129,511              129,327
                                                                                       ----------------     ----------------
         Total liabilities...................................................                 243,622              245,194
Minority interest - preferred................................................                 285,000              285,000
Minority interest - other....................................................                 153,401              154,499

Commitments and contingencies
Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized, 6,958,486 shares issued and outstanding (9,258,486 at December 31, 2002), at liquidation preference:
         Cumulative Preferred Stock, issued in series........................               1,759,525            1,817,025
   Common Stock, $0.10 par value, 200,000,000 shares authorized, 124,134,290
     shares issued and outstanding (116,991,455 at December 31, 2002)........                  12,413               11,699
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized,
     8,776.102 shares issued and outstanding at  March 31, 2003 and December 31,
     2002....................................................................                       -                    -
   Class B Common Stock, $0.10 par value, 7,000,000 shares authorized, no shares
     issued and outstanding (7,000,000 at December 31, 2002).................                       -                  700
   Paid-in capital...........................................................               2,374,635            2,371,194
   Cumulative net income.....................................................               2,106,646            2,030,007
   Cumulative distributions paid.............................................              (2,170,048)          (2,071,656)
                                                                                       ----------------     ----------------
         Total shareholders' equity..........................................               4,083,171            4,158,969
                                                                                       ----------------     ----------------

              Total liabilities and shareholders' equity.....................           $   4,765,194        $   4,843,662
                                                                                       ================     ================

                              Public Storage, Inc.

         Selected Financial Data - Computation of Funds from Operations and Funds Available for Distribution

                                   (Unaudited)


                                                                                For the Three Months Ended
                                                                                         March 31,
                                                                               ------------------------------
                                                                                   2003             2002
                                                                               -------------    -------------
                                                                               (Amounts in thousands, except
                                                                                      per share data)
Computation of Funds from Operations ("FFO")  per Share:

Net income......................................................                $   76,639       $   87,455
    Depreciation and amortization...............................                    45,920           43,399
    Depreciation and amortization included in Discontinued Operations.                 120              598
    Less - Depreciation with respect to non-real estate assets..                    (1,631)          (1,613)
    Gain on sale of real estate assets..........................                       (14)               -
    Add - our share of PS Business Parks, Inc.'s loss (gain) on
       sale of real estate......................................                     2,130           (2,241)
    Depreciation from unconsolidated real estate investments....                     6,294            6,371
    Minority interest in income.................................                    10,668           11,342
                                                                               -------------    -------------

Consolidated funds from operations..............................                   140,126          145,311

Allocable to minority interests - other partnership interests...                    (5,588)          (6,871)
Allocable to minority interest - preferred partnership
  interests ....................................................                    (6,726)          (6,726)
                                                                               -------------    -------------

Funds from operations allocable to our shareholders.............                   127,812          131,714

    Senior Preferred distributions..............................                   (37,022)         (35,840)
    Equity Stock, Series A distributions........................                    (5,375)          (5,375)
                                                                               -------------    -------------
Less: preferred stock and equity stock dividends................                   (42,397)         (41,215)
                                                                               -------------    -------------

Funds from operations allocable to Common and Class B Common Stock (a)          $   85,415       $   90,499
                                                                               =============    =============

Weighted average shares:
   Regular common shares........................................                   124,078          115,156
   Class B common stock.........................................                         -            7,000
   Stock option dilution (b)....................................                     1,154            2,119
                                                                               -------------    -------------
Weighted average common shares for purposes of computing
    fully-diluted FFO per common share..........................                   125,232          124,275
                                                                               =============    =============
FFO per common share (c)........................................                $     0.68       $    0.73
                                                                               =============    =============

Computation of Funds Available for Distribution ("FAD"):

Funds from operations allocable to Common and Class B Common Stock (a)          $   85,415       $   90,499
Less: Capital expenditures to maintain facilities...............                    (2,333)          (3,968)
                                                                               -------------    -------------

Funds available for distribution ("FAD") (d) ..................                 $   83,082       $   86,531
                                                                               =============    =============
Distributions to common and Class B Common shareholders.........                $   55,995       $   55,045
                                                                               =============    =============
 Distribution payout ratio (d)..................................                    67.4%            63.6%
                                                                               =============    =============

------------------

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and extraordinary items. FFO computations do not factor out the REIT's requirement to make either capital expenditures or principal payments on debt.

(b) The impact of employee options outstanding has decreased in the three months ended March 31, 2003 as compared to the same period in 2002 due to a decrease in the Company's average stock price (the Company determines the dilutive impact of stock options based upon the treasury stock method), combined with the exercise of employee stock options.

(c) FFO per share was negatively affected by dilution relating to the 71 newly developed facilities opened by the Company or the Consolidated Development Joint Venture since January 1, 1999. Based upon an average cost of capital of 8%, this dilution amounted to approximately $0.04 and $0.03 for the three months ended March 31, 2003 and 2002, respectively.

(d) Funds available for distribution ("FAD") is computed by deducting capital expenditures to maintain facilities from FFO. Distribution payout ratio is computed by dividing the quarter's distribution paid by FAD.

                              Public Storage, Inc.
                             Selected Financial Data

        Reconciliation of Same Store Rental Income and Cost of Operations

              To Consolidated Rental Income and Cost of Operations

                                   (Unaudited)



                                                                  For the Three Months Ended
                                                                           March 31,
                                                                 -----------------------------
                                                                     2003            2002
                                                                 -------------   -------------
                                                                    (Amounts in thousands)


Rental income for the 1,258 Same Store facilities..........       $  176,643      $  180,555
   Less - rental income for Same Store facilities accounted
     for on the equity method of accounting (a) ...........           (5,392)         (6,221)
   Less - rental income for 4 facilities included in
      discontinued operations (b)..........................             (388)           (382)
   Add: rental income for other non Same Store facilities
      (c)..................................................           18,708          14,573
                                                                 -------------   -------------

    Consolidated self-storage rental income................       $  189,571      $  188,525
                                                                 =============   =============


Cost of operations for the 1,258 Same Store facilities.....       $   58,712      $   54,159
   Less - cost of operations for Same Store facilities
     accounted for on the equity method of accounting (a) .           (1,579)         (1,656)
   Less - cost of operations for 4 facilities included in
      discontinued operations (b) .........................             (170)           (156)
   Add: cost of operations for other non Same Store
      facilities (c).......................................            8,352           6,092
                                                                 -------------   -------------

    Consolidated self-storage cost of operations...........       $   65,315      $   58,439
                                                                 =============   =============

(a) At March 31, 2003, the Company has a noncontrolling ownership interest in 32 of the Same Store facilities, and until January 14, 2002, when the Company acquired the remaining interest it did not own in these facilities, the Company had a noncontrolling ownership interest in 26 of the Same Store facilities. The revenues and cost of operations earned while the Company does not have a controlling ownership interest are not included in the Company's consolidated self-storage rental income and cost of operations. Instead, the Company records its share of the net operating results for these periods in its income statements as "equity in earnings of real estate entities."

(b) The Company has entered into a plan to sell four of the Same Store facilities and, accordingly, the net operating results of these facilities is included in the Company's income statements as "discontinued operations."

(c) The Company consolidates the operating results of additional self-storage facilities which are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 1999 through March 31, 2003, or because the Company acquired these facilities from third parties after January 1, 1999.